UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 4, 2018

CTI BIOPHARMA CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
3101 Western Avenue, Suite 800
Seattle, Washington 98121
(Address of principal executive offices)
Registrant’s telephone number, including area code: (206) 282-7100
Not applicable
(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2018, Dr. Jack W. Singer, Executive Vice President, Chief Scientific Officer, Interim Chief Medical Officer and Global Head of Translational Medicine of CTI BioPharma Corp. (the “Company”), ceased to be an employee of the Company. In connection with the cessation of Dr. Singer’s employment with the Company, Dr. Singer and the Company entered into a Separation Agreement and Release (the “Separation Agreement”), pursuant to which Dr. Singer is entitled to receive certain rights and benefits as more fully described in the section titled “Executive Compensation — Potential Payments upon Termination or Change in Control” of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 30, 2018. The Separation Agreement also contains a customary waiver and release of claims and certain customary confidentiality, non-solicit and non-disparagement provisions. Following the cessation of his employment, Dr. Singer will provide consulting services to the Company for up to one year to assist with the transition of his responsibilities. During the term of the consultancy, Dr. Singer will receive customary cash compensation.
The foregoing description of the Separation Agreement is only a summary of its material terms and does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement and Release dated September 4, 2018, by and between Jack W. Singer and the Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI BIOPHARMA CORP.
Date: September 5, 2018	By:	/s/ David H. Kirske
David H. Kirske
Chief Financial Officer